                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of this ____ day of _____________, 2000, by and among FUTURUS BANK, National Association (Proposed) (the "Bank"), a proposed national bank; FUTURUS FINANCIAL SERVICES, INC., a corporation organized under the laws of the State of Georgia (the "Company"), and R. Wesley Fuller, a resident of the State of Georgia (the "Executive").

                                    RECITALS:

         The Bank desires to employ the Executive as Executive Vice President and Chief Financial Officer of the Bank, and the Executive desires to accept such employment.

      In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

   1.1 "AGREEMENT" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

   1.2 "AFFILIATE" shall mean any business entity which controls the Bank, is controlled by or is under common control with the Bank.

   1.3 "AREA" shall mean the geographic area within a radius of eighteen (18) miles of the Bank's main office, to be located at _____ Windward Parkway, Alpharetta, Georgia 30004. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Bank under this Agreement as of, or within a reasonable time prior to, the termination of the Executive's employment hereunder.

   1.4 "BEGINNING DATE" shall mean _____________, 2000.

   1.5 "BUSINESS OF THE BANK" shall mean the business conducted by the Bank, which is the business of commercial banking.

   1.6 "CAUSE" shall mean:

       1.6.1   With respect to termination by the Bank:

           (a) A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his or her duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Bank.

           (b) Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his or her duties and responsibilities hereunder;

           (c) Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude;

           (d) Conduct by the Executive that amounts to gross and willful insubordination or inattention to his or her duties and responsibilities hereunder; or

           (e) Conduct by the Executive that results in removal from his or her position as an officer or Executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

           (f) Receipt by the Bank of written notice from the Office of the Comptroller of the Currency "OCC") that the OCC has criticized the Executive's performance or his or her area of responsibility, AND has either (i) rated the Bank a "4" or "5" under the Uniform Financial Rating System or (ii) has determined that the Bank is in a "troubled condition" as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

       1.6.2 With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material breach of the terms of this Agreement by the Bank, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Bank by the Executive.

1.7    "CHANGE OF CONTROL" means any one of the following events:

           (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

           (b) within any twelve-month period (beginning on or after the Beginning Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of (the Beginning Date) shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities

       Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

           (c) a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

           (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

   1.8 "COMPANY INFORMATION" means Confidential Information and Trade Secrets.

   1.9 "CONFIDENTIAL INFORMATION" means data and information relating to the business of the Bank or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

   1.10 "INITIAL TERM" shall mean that period of time commencing on the Beginning Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Beginning Date or any termination of employment of the Executive under this Agreement as provided for in Section 3.

   1.11 "PERMANENT DISABILITY" shall mean the total inability of the Executive to perform his or her duties under this Agreement for the duration of the short-term disability period under the Bank's policy then in effect as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.

   1.12 "TERM" shall mean the Initial Term and all subsequent renewal periods.

   1.13 "TRADE SECRETS" means Bank or Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

           (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

           (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.    DUTIES.

      2.1 POSITION. The Executive is employed initially as a Executive Vice President and Chief Financial Officer of the Bank and, subject to the direction of the Chief Executive Officer of the Bank or his designee(s), shall perform and discharge well and faithfully the duties which may be assigned to him or her from time to time by the Bank in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on EXHIBIT A attached hereto.

      2.2 FULL-TIME STATUS. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

             (a) devote substantially all of his or her time, energy and skill during regular business hours to the performance of the duties of his or her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

             (b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him or her by the Chief Executive Officer of the Bank; and

             (c) timely prepare and forward to the Chief Executive Officer of the Bank all reports and accounting as may be requested of the Executive.

      2.3 PERMITTED ACTIVITIES. The Executive shall devote his or her entire business time, attention and energies to the Business of the Bank and shall not during the Term be engaged (during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

             (a) investing his or her personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Bank and which will not require any services on the part of the Executive in their operation or affairs and in which his or her participation is solely that of an investor;

             (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him or her collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank; and

             (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Chief Executive Officer of the Bank approves of such activities prior to the Executive's engaging in them.

3.    TERM AND TERMINATION.

      3.1 TERM.This Agreement shall remain in effect for the Initial Term. At the end of the Initial Term and at the end of each twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless either party gives written notice to the other of its intent not to extend this Agreement with such written notice to be given not less than sixty (60) days prior to the end of the Initial Term or such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining term then in effect.

      3.2 TERMINATION. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

          3.2.1 By the Bank in the event that the Bank fails to receive its regulatory charter, or the Company fails to raise the necessary capital required to open the Bank, neither of which are caused by actions taken by the Executive, and should the Bank's Board of Directors decide to forgo future efforts to open the Bank in which event the Bank shall be required to continue to pay the Executive his or her Base Salary as defined in Section 4.1 for twelve (12) months following the termination or until the Executive finds other employment, whichever period is shorter.

          3.2.2  By the Bank:

                 (a) FOR CAUSE, upon written notice to the Executive pursuant to
              Section 1.6.1 hereof, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

                 (b) WITHOUT CAUSE at any time, provided that the Bank shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Bank shall be required to continue to pay the Executive his or her Base Salary as defined in
              Section 4.1 for twelve (12) months following the termination; or

                 (c) UPON THE PERMANENT DISABILITY of Executive at any time, provided that the Bank shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Bank shall be required to pay the Executive his or her then existing Base Salary as defined in Section 4.1 for twelve (12) months following the termination or until the Executive begins receiving payments under the Bank's long-term disability policy, whichever occurs first.

          3.2.3  By the Executive:

                 (a) FOR CAUSE, in which event the Bank shall be required to pay the Executive his or her then existing Base Salary as defined in
              Section 4.1 for twelve (12) months following the termination; or

                 (b) WITHOUT CAUSE OR UPON THE PERMANENT DISABILITY of the
              Executive, provided that the Executive shall give the Bank sixty
              (60) days' prior written notice of his or her intent to terminate, in which event the Bank shall have no further obligation to the Executive except future payment of any amounts due and owing on the effective date of the termination.

          3.2.4 At any time upon mutual, written agreement of the parties, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under this Agreement on the effective date of termination unless otherwise set forth in the written agreement.

          3.2.5 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under this Agreement on the effective date of termination.

   3.3 CHANGE OF CONTROL. If, during the Term of this Agreement and within one
(1) year immediately following a Change of Control or within six (6) months immediately prior to a Change of Control, the Executive's employment with the Bank under this Agreement is terminated by the Bank (or its successors) other than for Cause, the Executive, or in the event of his or her subsequent death, his or her designated beneficiaries or his or her estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times the Executive's then current Base Salary during the immediately preceding twelve (12) months, to be paid in full on the last day of the month following the date of termination. In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code (as amended). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Internal Revenue Code (as amended) or any successor thereof and the regulations and rulings thereunder ("Section 280G")) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or the Company or in the ownership of a substantial portion of the assets of the Bank or the Company (the "Aggregate Severance") would result in a parachute payment (as determined under Section
280G) then the Aggregate Severance shall not be greater than an amount equal to
2.99 multiplied by Executive's base amount (as determined under Section 280G) for the base period (as determined under Section 280G). In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence. The Executive's average annual compensation shall be based on the most recent five taxable years ending before the Change of Control (or the period during which the Executive was employed by the Bank if the Executive has been employed by the Bank for less than five years).

   3.4 EFFECT OF TERMINATION. Termination of the employment of the Executive pursuant to Section 3.2 or Section 3.3 shall be without prejudice to any right or claim which may have previously accrued to either the Bank or the Executive hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

4. COMPENSATION. The Executive shall receive the following salary and benefits described in Exhibit B, attached hereto and made a part hereof:

   4.1 BASE SALARY. During the Initial Term, the Executive shall be compensated at a base rate of $95,000 annually (the "Base Salary"). The Executive's Base Salary shall be reviewed by the Chief Executive Officer of the Bank at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer. Base Salary shall be payable in accordance with the Bank's normal payroll practices.

   4.2 INCENTIVE COMPENSATION. The Executive shall be entitled to annual bonus compensation, if any, in accordance with the terms specified in EXHIBIT B attached hereto.

   4.3 STOCK OPTIONS.

       (a) As of the date the Company's initial public offering is closed, the Company will have established a stock option plan and will grant to the Executive an incentive stock option to purchase, at a per share purchase price equal to the Company's initial stock offering price, 10,000 shares of the Company's common stock. The option will become vested and exercisable in 20% increments, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries until the option is fully vested and exercisable. The option shall expire generally upon the earlier of ninety (90) days following termination of employment or upon the tenth anniversary of the option grant date.

       (b) If the Bank successfully exceeds 110% of the Bank's "Plan" as determined by the Bank's Board of Directors for fiscal year 2001, the Company will grant the Executive a stock option to purchase, at a per share price equal to $10.00 per share, 5,000 shares of the Company's common stock. The option will become vested and exercisable in 20% increments, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries until the option is fully vested and exercisable. The option shall expire generally upon the earlier of ninety
   (90) days following termination of employment or upon the tenth anniversary of the option grant date. The option will be an incentive stock option if the fair market value of the Company's common stock is equal to or less than $10.00 per share on the date of grant. The option will be a non-qualified stock option if the fair market value of the Company's common stock is greater than $10.00 per share on the date of grant.

       (c) Notwithstanding any other provision of this Agreement, if the Bank's capital falls below the minimum requirements determined by the primary federal or state regulator of the Company or the Bank (the "Regulator"), the Regulator may direct the Company to require the Executive to exercise or forfeit his or her incentive stock option granted under Section 4.3(a) herein. The Company will notify the Executive within 45 days from the date the Regulator notifies the Company or Bank in writing that the Executive must exercise or forfeit his or her incentive stock options. The Company will cancel the incentive stock options if not exercised within 21 days of the Company's notification to the Executive. The

   Company agrees to comply with any Regulator's request that the Company invoke its right to require the Executive to exercise or forfeit his or her incentive stock options under the circumstances stated above."

       (d) The Executive will be eligible to receive additional stock options in the discretion of the Board of Directors of the Bank and the Company.

       (e) In the event a Change of Control occurs after the third anniversary of the Executive's beginning employment date with the Company, all options granted to the Executive shall become one hundred percent (100%) vested and exercisable.

       (f) In the event of the Executive's Permanent Disability or death, all of the options granted to the Executive that would have vested during the calendar year in which the Executive is determined to have a Permanent Disability or dies, shall become one hundred percent (100%) vested and exercisable as of the date the Executive is determined to have a Permanent Disability or as of the Executive's death, as applicable.

       (g) The options granted to the Executive shall be nontransferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Executive only by the Executive (or in the event of his Disability, by his personal representative) and after his death, only by his legatee or the executor of his estate.

   4.4 HEALTH INSURANCE.

       (a) The Bank shall reimburse the Executive for the cost of premium payments paid by the Executive for the Executive's current health insurance covering the Executive and the members of his or her immediate family:

           (i) until such time as the Company adopts a health insurance plan for employees of the Company and the Bank; or

           (ii) until the Company and the Bank abandon their organizational efforts or for twelve (12) months after the Beginning Date, whichever is later.

       (b) In the event of termination by the Executive FOR CAUSE (Section 3.2.3(a)) or following a CHANGE OF CONTROL (Section 3.3), the Bank shall reimburse Executive for the cost of premium payments paid by the Executive to continue his or her then existing health insurance as provided by the Bank for a period of six (6) months following the date of termination of employment.

       (c) In the event of termination by the Bank WITHOUT CAUSE (Section 3.2.2(b)), the Bank shall reimburse the Executive for the cost of premium payments paid by the Executive to continue his or her then existing health insurance as provided by the Bank or the Company for a period of twelve (12) months following the date of termination of employment.

   4.5 AUTOMOBILE. The Bank will provide the Executive with an automobile allowance of $400 per month.

   4.6 BUSINESS EXPENSES. The Bank specifically agrees to reimburse the Executive for:

       (a) reasonable business expenses incurred by him or her in the performance of his or her duties hereunder, as approved from time to time by the Chief Executive Officer of the Bank; and

       (b) the dues and business related expenditures, including initiation fees, associated with membership in a single civic association as selected by the Executive and in professional associations which are commensurate with his or her position; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

   4.7 BENEFITS. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to other executives of the Bank who are similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank's standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

   4.8 WITHHOLDING. The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5. COMPANY INFORMATION.

   5.1 OWNERSHIP OF COMPANY INFORMATION. All Company Information received or developed by the Executive while employed by the Bank will remain the sole and exclusive property of the Company or the Bank, as applicable.

   5.2 OBLIGATIONS OF THE EXECUTIVE. The Executive agrees:

           (a) to hold Company Information in strictest confidence;

           (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments of Company Information; and

           (c) in no event may take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Executive becomes aware that such disclosure has been requested and is required by law. The Bank will pay the legal counsel's fees, provided that the Bank has approved the legal counsel to be used. This Section 5 shall survive for a period of eighteen (18) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. Sections 10-1-760-10-1-767, with respect to Trade Secrets.

   5.3 DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Bank, and in any event upon termination of his or her employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Company Information then in his or her possession or control.

6. NON-COMPETITION. The Executive agrees that during his or her employment by the Bank hereunder and, in the event of his or her termination:

   -    by the Bank For Cause pursuant to Section 3.2.2(a),

   -    by the Executive Without Cause pursuant to Section 3.2.3(b), or

   -    in connection with a Change of Control pursuant to Section 3.3,

for a period of eighteen (18) months thereafter, he or she will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on his or her own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), or engage in any business which is the same as or essentially the same as the Business of the Bank.

7. NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during his or her employment by the Bank hereunder and, in the event of his or her termination:

   -    by the Bank For Cause pursuant to Section 3.2.2(a),

   -    by the Executive Without Cause pursuant to Section 3.2.3(b), or

   -    in connection with a Change of Control pursuant to Section 3.3,

for a period of eighteen (18) months thereafter, he or she will not (except on behalf of or with the prior written consent of the Bank), within the Area, on his or her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank's customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his or her employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8. NON-SOLICITATION OF EMPLOYEES. The Executive agrees that during his or her employment by the Bank hereunder and, in the event of his or her termination:

   -    by the Bank For Cause pursuant to Section 3.2.2(a),

   -    by the Executive Without Cause pursuant to Section 3.2.3(b), or

   -    in connection with a Change of Control pursuant to Section 3.3,

for a period of eighteen (18) months thereafter, he or she will not, within the Area, on his or her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank or its Affiliates, whether or not:

   - such employee is a full-time employee or a temporary employee of the Bank or its Affiliates

   -    such employment is pursuant to written agreement, and

   -    such employment is for a determined period or is at will.

9. REMEDIES. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should he or she breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Bank, or any Affiliate of the Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

     (i)  If to the Bank, to it at:

          -----------------------
          -----------------------
          -----------------------

     (ii) If to the Executive, to him or her at:

          -----------------------
          -----------------------
          -----------------------

13. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

14. WAIVER. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. The Bank and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

16. ATTORNEYS' FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

      IN WITNESS WHEREOF, the Bank and the Executive have executed and delivered this Agreement as of the date first shown above.

                                             THE BANK:

                                             FUTURUS BANK, NATIONAL ASSOCIATION

                                             By:
                                                -----------------------
                                             Print Name:
                                                        -----------------------
                                             Title:
                                                   -----------------------
                                             THE COMPANY:

                                             FUTURUS FINANCIAL SERVICES, INC.

                                             By:
                                                -----------------------
                                             Print Name:
                                                        -----------------------
                                             Title:
                                                   -----------------------
                                             THE EXECUTIVE:


                                             -----------------------
                                             R. WESLEY FULLER

                                    EXHIBIT A

                         INITIAL DUTIES OF THE EXECUTIVE

FUNCTION:

Has overall responsibility for the bank's fiscal record keeping. Maintains cash accounts, oversees budget preparation, regulatory agency reporting, and shareholder reporting. Prepares financial and other reports on a periodic basis for the Board and Senior Management.

AREAS OF ACCOUNTABILITY:

OPERATIONS:

1. Responsible for due from and due to banking activities including balance levels and incoming and outgoing wire transfers. Also, manages the bank's daily reserve and cash position.

2.   Responsible for the accounts payable function for the bank.

3. Keeps informed of new developments in technology and ideas affecting the overall operating efficiency of the bank.

4. Establishes goals and objectives to ensure customer satisfaction, employee productivity and efficient bank operations to include assisting with customer issues.

5. Has overall responsibility for maintaining appropriate risk tolerance levels to include final approval and override authority on requests made by bank officers for payment of the NSF items, overdrafts, and cash items. Also responsible for the identification of kite suspects and the review of items drawn against uncollected funds.

6. Responsible for the overall leadership of the teller and customer service employees to include hiring, development, performance reviews and termination, if necessary. This would include training in the bank's culture and policies and ongoing communication of any relative information.

7. Keeps informed of new and pending laws and regulations affecting the bank's policies and procedures.

8. Responsible for all deposit operation functions to include item processing, courier services, and data processing.

9.   Supervises Human Resource Administration.

COMPLIANCE:

1. Manages the audit function to ensure proper operational and functional controls, and adherence to corporate policies and procedures.

2.   Coordinates all regulatory examinations and audit and accounting work.

3. Establishes and implements all operating procedures to insure proper internal controls.

4. Develops, implements, and maintains an effective compliance program to insure that the bank is in full compliance with all applicable laws and regulations.

5. Acts as the bank's Security Officer to insure compliance with the requirements of the Bank Security Act.

6. Acts as the bank's BSA officer to insure compliance with the requirements of the Bank Secrecy Act.

FINANCIAL REPORTS AND PLANNING:

1. Responsible for the preparation of financial statements, including balance sheets, profit and loss statements and statements of sources and uses of funds as required by external auditors, SEC, OCC, and other regulatory agencies.

2. Manages the accounting practices of the bank, keeping proper ledger records in order to determine an accurate financial picture.

3. Responsible for the preparation of financial reports, which monitor Asset/Liability management and interest rate risk. These monthly reports should include at a minimum the bank's liquidity position and liquidity ratios, net interest margin, deposit and loan volume trends and interest rates, and an inventory of securities.

4. Along with the CEO, manages the bank's investment portfolio to maximize yield and insure adequate liquidity. This includes proper pledging of securities for public funds.

5. Develops, implements, and controls the profit plan including the tax planning for the year in order to maximize cash management and funds available for investment. Also, analyzes results compared to the profit plan to identify potential problems and develops possible revenue producing strategies.

                                    EXHIBIT B

                            ANNUAL BONUS COMPENSATION

1. BONUS. Beginning not later than one year after the opening of the Bank and in addition to Executive's Base Salary, the Executive shall be eligible to receive performance bonuses contingent upon the following:

       (a) The overall condition of the Bank must be "satisfactory" in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than "2"; and

       (b) The Bank shall be "adequately capitalized" as defined under regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

2. BONUS SCHEDULE. Beginning one year after the opening of the Bank and assuming the Bank has become and remains cumulatively profitable as of its most recent fiscal year-end, in addition to the Executive's then existing Base Salary, the Executive shall be eligible to receive the following annual performance bonuses:

       (a) The Executive is eligible for an amount equal to 20% of his or her Base Salary if Bank successfully reaches 100% of Bank's annual "plan" as determined by the Bank's Board of Directors. ADDITIONALLY, the Executive is eligible for an amount equal to 10% of his or her Base Salary if the Bank successfully exceeds 110% of the Bank's "plan" as determined by the Bank's Board of Directors.

       (b) The Executive is eligible for additional compensation at the discretion of the Bank's Board of Directors.

       (c) Notwithstanding the foregoing, the performance bonuses contemplated by this Exhibit B shall not become due and payable until the Board of Directors of the Bank has determined, according to reasonable safety and soundness standards, that the overall financial condition of the Bank, including asset quality, will not be adversely affected by the payment of the performance bonuses.